Exhibit 99.1

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EDITED TRANSCRIPT

ARRS—Q4 2011 ARRIS GROUP, INC. EARNINGS CONFERENCE CALL

EVENT DATE/TIME: FEBRUARY 08, 2012 / 10:00PM GMT

OVERVIEW:

ARRS reported 4Q11 sales of $281.1m and GAAP loss per share of $0.47. Expects 1Q12 sales to be $285-305m and GAAP diluted EPS to be $0.01-0.05.

FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Jim Bauer ARRIS Group, Inc. - IR

Bob Stanzione ARRIS Group, Inc. - Chairman and CEO

Dave Potts ARRIS Group, Inc. - EVP, CFO

Bruce McClelland ARRIS Group, Inc. - President of Broadband Communications

CONFERENCE CALL PARTICIPANTS

James Kisner Jefferies - Analyst

William Stein Credit Suisse - Analyst

Rich Valera Needham & Co. - Analyst

Jim Suva Citi - Analyst

Larry Harris CL King - Analyst

Blair King Avondale Partners - Analyst

Alex Cokel Warren Advisors - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the fourth quarter and full-year 2011 ARRIS Group Inc. earnings conference call. My name is Charis and I will be your coordinator for today.

At this time, all participants are in a listen only mode. Later we will conduct a question and answer session. (Operator instructions). As a reminder, today’s call is being recorded for replay purposes.

And I would now like to turn the call over to your host today, Mr. Jim Bauer, Vice President, Investor Relations. Please proceed sir.

Jim Bauer - ARRIS Group, Inc. - IR

Well, thank you, Charis. And welcome to the ARRIS conference call with management. This afternoon we’re going to be discussing our fourth quarter and full year 2011 financial results which were released right after the close of markets today.

As usual, we will be using a series of slides during our webcast which were also posted on the ARRIS website in the investor relations section. With us here at the ARRIS headquarters are Bob Stanzione, ARRIS Chairman and CEO; Dave Potts, Executive Vice President and Chief Financial Officer; Bruce McClelland, President of Broadband Communications; and Jim Lakin, President, Advanced Technologies.

There will be a replay of this entire call available several hours after the conclusion of the call. And a replay of the call and the slides will be available on our website for the next 12 months.

Before we begin please go on to chart number two. During this call, we may be making forward-looking statements, including our outlook and expectations for our industry in general. The impact of the BigBand acquisition, estimated revenue and earnings for the first quarter of 2012, certain financial operating metrics, the timing and introduction of new products and technologies, and anticipated spending patterns by some of our customers, as well as expected sales levels for various product categories.

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FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

It is important to note that actual results may differ materially from those suggested by any forward-looking statements which may be made during today’s call. For further information in this regard and for specific examples of risks that could cause actual results to differ materially from these forward-looking statements, please see our recent filings with the SEC.

Now if you would go on to chart number three, Bob and Dave are going to be providing their comments on the quarterly results, after which we will open up for your questions and our answers. Now, with that, over to you, Bob.

Bob Stanzione - ARRIS Group, Inc. - Chairman and CEO

Thank you, Jim, and good afternoon everyone. Before I get started with my comments on the quarter, I want to announce that after almost 19 years of service with EnTech and ARRIS, Jim Bauer will be retiring at the end of the month.

Jim has held several positions with the Company and has led the investor relations function since 1994 just after the Company went public. I personally have spent many hours with Jim over these past years attending conferences and doing roadshows, and of course preparing and delivering these quarterly announcements. And Jim, it has been a wonderful experience to work so closely with you.

Jim Bauer - ARRIS Group, Inc. - IR

Thank you.

Bob Stanzione - ARRIS Group, Inc. - Chairman and CEO

So, for now, I will just say that we will miss you immensely and we wish you and Jill the very best, and we look forward to staying in close touch.

Now Bob Puccini, who is with us here today, will be assuming the IR role. Bob, too, has been with the Company for a long time and I’m sure he and Jim will make this a smooth transition, so welcome, Bob. Now let’s turn to chart 4.

The December quarter turned out about as we expected with solid results and a favorable mix of products including strong CMTS shipments. Revenues were up about 2% quarter over quarter at $281.1 million, including a few million of BigBand sales and were roughly in the center of our guidance. This was up 6% over the fourth quarter of 2010.

Gross margin was 37.9% and non-GAAP earnings per share, including the impact of the BigBand acquisition, was at the upper end of our guidance at $0.21. Our customer mix shifted slightly during the quarter as US sales increased while international sales were down somewhat, resulting in a 69% domestic, 31% international revenue split.

On the domestic side, sales to Time Warner were up sharply while sales to Comcast were down quarter over quarter.

I’m especially pleased with our working capital management and cash generation during the quarter. We aggressively bought shares in the fourth quarter, purchasing 3.3 million shares at an average price of $10.51. Over the past two years, we’ve used over $180 million of our cash to buy back approximately 16.7 million or 15% of our outstanding shares.

And as you know, we spent a lot of time over the past several months working on the BigBand transaction that we closed in November. So, turn to chart 5 please.

BCS revenues of $212 million were up 4.1% sequentially with mix shifting towards CMTS purchases. Improved sequential gross margin reflects both the favorable mix and cost reduction activity in the CPE category.

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FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

CMTS downstream port shipments rose to another record level of just under 100,000. We also had very strong demand for upstream ports as we launched our new 24U upstream card which completes our second generation DOCSIS 3.0 CMTS program, which doubled the capacity of the C4 chassis with no increase in space or power consumption.

Shipments of CPE devices during the quarter were approximately 1.2 million units. 46% of these shipments were DOCSIS 3.0 capable and we continue to see more demand for higher value WiFi enabled devices.

We continue to make progress in the Moxi Gateway product line. We’re pleased to announce the name of a third customer, WideOpenWest, who began commercial Moxi deployments today. WideOpenWest operates systems in the Midwest that pass around 1.6 million households.

We also expect another Midwest-based operator, Buckeye Cable, to launch service with our Moxi solution very soon.

The E6000 lab and field trials we previously announced have gone well and we continue to make good progress on this exciting new platform for the future. And finally in BCS, the BigBand integration is very well underway and we scored our first revenue as a combined company in the quarter.

So, to chart 6, the ATS segment posted a healthy 19% growth over the fourth quarter of 2010 and was up 9% for the full year. Sequentially sales were down slightly in the quarter. Nevertheless, I’m pleased with the steady progress in this business over the past two years.

Despite the weak housing market its growth has been driven by across-the-board domestic strength, new international customers and an expanding professional services business.

MCS posted a good quarter with increases in both sales and gross margins. We saw an expansion of deployments for our Assurance product line as customers continue to focus on OpEx reductions and improving customer satisfaction. And ad insertion was also a bright spot, with gains in market share with tier 1 North American MSO’s.

However, after doing a comprehensive strategic view of all of our segments and our addressable markets, we have moderated our outlook for MCS and have taken steps to reassign some of the resources in this segment to other faster-growing opportunities. As a result we are recording an impairment charge this quarter, as Dave will quantify in a moment.

Chart 7 please. I’ve said before that we were investing aggressively over the past several years to fill our pipeline with new products and to take advantage of the opportunities presented by rapidly growing Internet video traffic. This chart shows just one of many studies that predict strong growth well into the future, driven primarily by video traffic and the rapidly growing number of connected devices, which is why, as we turn to chart 8, we expanded our vision and shifted our strategy several years ago to expand the video components of our portfolio.

The results of these investments are now becoming apparent with the great response to our second generation DOCSIS 3.0 CMTS, with the announcement of our E6000 converged edge router, and with the launch of the Moxi Gateway last year. These initiatives will certainly have an impact going forward. And there are others, such as our growing professional services business, a variety of new CPE devices, growing RF over Glass deployments. And now we’ve added the talent and the experience of the BigBand team, which gives us additional synergistic growth opportunities.

On to chart 9, as you have seen, our Q1 2012 revenue guidance is centered on about 10% growth over the first quarter of last year. In the past we have noted that Q1 is typically our low point of the year, so we’re looking forward to continued topline growth throughout the rest of 2012.

Some of this growth is dependent upon our and our customer’s execution in the rollout of our Moxi Gateway solution. We’re plowing new ground with this converged triple service platform, and there’s still a lot of work to be done. As I’ve said before, the demand is there and execution is the key.

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FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

Looking further to the Q1 guidance, it is notable that we expect that mix may shift a bit more to CPE and CMTS hardware sales. Also, we’ll face a full quarter of the impact of the BigBand acquisition, a tax increase due to the exploration of R&D tax credits and other factors that Dave is going to go into, and these factors will weigh somewhat on Q1 earnings.

Nevertheless, there are many tangible reasons for us to maintain our optimistic outlook for the year.

So in summary, on chart 10, the outlook for 2012 is bright and we believe that we have the programs in place to achieve our goals of 10% revenue growth and high-teen non-GAAP EBITDA percentage.

We have a great portfolio of products and an expanding addressable market. External trends continue to drive traffic growth, and in particular the surge of over-the-top and multi-screen applications, and the trend toward an all-IP network evolution represent a great opportunity for ARRIS. So, with that, I’m turning it over to Dave.

Dave Potts - ARRIS Group, Inc. - EVP, CFO

Great. Thanks, Bob, and thanks everyone for joining us this afternoon.

All right, let’s get into some of the details starting with the financial highlights chart on chart 12, please. So, sales in the quarter were $281.1 million, up from $266.2 million in the fourth quarter of last year and $274.4 million in the third quarter of 2011. Full-year sales were $1.089 billion versus $1.088 billion in 2010, and I will provide a breakdown by segment in just a moment.

Please note that the fourth quarter and full year 2011 numbers exclude about $4.3 million of non-GAAP sales related to our BigBand Networks acquisition.

As I suspect you know, GAAP requires that acquired deferred revenue be written down to fair value. So the $4.3 million represents the difference between what BigBand would have scored had the deal not occurred and what we recorded in our GAAP results. Including the $4.3 million our non-GAAP sales were about $285.4 million in the fourth quarter, and the margin impact included in our non-GAAP results related to those sales is $3.1 million.

Gross margin was 37.9% in the fourth quarter, up from 36.2% in the fourth quarter last year, and compares to 36.5% in the third quarter of 2011, which I will touch on in a moment. Our adjusted non-GAAP EPS was $0.21 in the fourth quarter, which compares to $0.19 in the fourth quarter of 2010 and $0.21 in the third quarter of 2011.

When we provide the guidance in the fourth quarter, we estimated non-GAAP EPS of $0.18 to $0.22 excluding any impact associated with BigBand. We estimate that the all-in impact of BigBand on our Q4 non-GAAP results was approximately $0.01 dilution, and I will explain more about this in just a moment.

Our fourth quarter 2011 GAAP loss per share is estimated to be $0.47 per share and compares to a $0.09 income per share in the fourth quarter of 2010. The Q4 loss is a result of an estimated after-tax $0.50 per share impairment of goodwill and intangible assets related to our MCS segment, which stems from lower longer-term projections we now have for this segment. The reduced projections reflect several factors.

As we went through our annual planning processes, which culminates at the end of the fourth quarter, a combination of factors led us to lower our current projections. First, based on various customer inputs and decisions, we’ve moderated our long-term projections for the MCS segment. Further, we assessed our current product offerings and technology relative to the changing market dynamics.

The conclusion we arrived at is that the development expenditures and resources currently being deployed, and that will be required to be deployed in the future on MCS products, are better invested on BCS products. As a result we made the decision to start to transition some resources.

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FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

Given the decision to reduce our investment going forward, we correspondingly moderated our long-term projections for the MCS segment. And as a reminder, the impairment is noncash and we’ve adjusted for it in our non-GAAP EPS, consistent with past practices.

Non-GAAP EBITDA was 14.5% in Q4 and GAAP EBITDA was 9.7%. And GAAP to non-GAAP reconciling items include the purchase accounting impacts related to acquired deferred revenue, amortization of intangibles, goodwill intangibles and long-term investment impairment, equity compensation expense, non-cash interest on our convertible debt, and restructuring and acquisition-related costs in certain discrete tax items. And as always, you can find a reconciliation of our GAAP to non-GAAP measures at the back of our press release and on our website.

Cash, short-term and long-term marketable securities were $561 million at the end of the fourth quarter and we generated approximately $61 million of cash from operating activities in the quarter. I will also highlight that we repurchased 3.3 million shares for approximately $34.4 million in the quarter. In 2011 we repurchased 10 million shares for $109 million.

Also year-to-date we’ve repurchased $5 million you of our convertible debt at a slight discount. And I will touch a bit more on the balance sheet and cash in just a few minutes.

With respect to orders, our order backlog was $148.5 million at the end of the fourth quarter, and our book to bill ratio was 0.98 for the quarter.

Okay, let’s turn to chart 13 and look at some of the details related to BigBand. To help provide clarity about the BigBand acquisition on the Q4 results I’ve created this analysis. I hope it helps.

The first column details estimates of what is included in our GAAP results. We recorded $4.7 million of sales from November 21 to December 31, which resulted in $1.7 million of gross profit. Remember this is impacted by purchase accounting.

I estimate that we have about $6.1 million of normal operating expenses during the 40 days that we owned the business. We also incurred about $5.6 million of acquisition costs including professional fees, severance and restructuring costs.

The third column shows the impact on our non-GAAP results. We’ve adjusted to add in the purchase accounting impacts on the historic deferred revenue as well as the non-GAAP expense impacts. The net result is an estimated $1.3 million before tax loss or about $0.01 per share dilution.

As a reminder, we estimated about a $0.01 to $0.03 dilution. So another way of looking at it is that stripping out all of the impacts of BigBand, we estimate that ARRIS non-GAAP EPS in Q4 would’ve been about $0.22, our reported $0.21, plus $0.01 for the BigBand impact, versus our guidance of the $0.18 to $0.22. I hope that helps.

Okay, let’s turn to chart 14 and let’s look at the third-quarter sales details. First let’s focus on the sales by segment bar chart for the fourth quarter comparing our reported sales by segment.

BCS sales were $212 million in the fourth quarter and compared to $211.7 million in the fourth quarter of 2010, and $203.6 million in the third quarter 2011. ATS sales in Q4 were $51 million when compared to $42.9 million a year ago and $54.2 million last quarter. MCS sales were $18.1 million in Q4 and compared to $11.6 million in the same period last year and $16.6 million in the third quarter of 2011.

Looking at our geographic split, international sales were $85.9 million or approximately 31% of our sales in the fourth quarter, and this compares to 31% a year ago and 34% in the third quarter of 2011. Sales to Time Warner were $58 million and sales to Comcast were $66 million in Q4. And again, please note that these sales exclude the non-GAAP sales related to BigBand, included in these sales our non-GAAP revenue of $285.4 million in Q4.

Okay, let’s turn to chart 15 and look at gross margin. Our fourth quarter overall gross margin was 37.9%, which compares to 36.2% in the fourth quarter of 2010 and 36.5% in the third quarter of 2011. Our gross margin percent for BCS was 38.3% in the fourth quarter of 2011 as compared to 38.2% in the fourth quarter last year and 37.3% in the third quarter of 2011.

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FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

The gross margin percent of our ATS segment was 25.9%, up from 24.8% in Q4 ‘10 and up from 25.3% in the third quarter of ‘11. And the gross margin percent for MCS was 67% in the quarter, up from 44% in the fourth quarter of last year and up from 63.3% in the third quarter of 2011. And as we have mentioned before, performance in this segment can be lumpy as revenue recognition is significantly tied to customer acceptances and relatively large nonlinear PO’s.

Okay, let’s turn to operating expenses on chart 16.Total R&D and SG&A was $81.3 million in the fourth quarter, up from $69.6 million in the fourth quarter of 2010 and $71.8 million in the third quarter of 2011. Relative to both periods, the fourth quarter 2011 is approximately $9 million higher as a result of the BigBand acquisition, and included in the $9 million is about $3 million of deal costs for bankers and other advisors.

We incurred $3.4 million restructuring charges in the fourth quarter related to severance and facility costs associated with our first steps to consolidate and rationalize the overall cost structure post the close of the BigBand acquisition. Incremental actions will be taken in the first quarter of 2012.

Goodwill and intangible impairment is estimated at $82.6 million. Included in our income tax expenses is a book tax benefit of $23.3 million associated with the impairment. It’s important to note that these are estimates at this point as our valuation work continues.

Amortization of intangibles in the fourth quarter is lower year-over-year as a result of the impairment of intangibles, offset by new amortization resulting from the BigBand acquisition for the 40 days.

In Q1 2012 we anticipate SG&A and R&D will be in the range of $84 million to $86 million. Similar to prior years we will incur higher payroll taxes in Q1 as well as some higher variable compensation costs. We will also have an increased run rate of expense as we will have BigBand on the rolls for a full quarter.

All right, let’s move to slide 17 and review some of the balance sheet highlights.

We ended the quarter with $561 million of cash, short-term and long-term marketable securities as compared to $620 million at the end of the fourth quarter last year and $591 million at the end of the third quarter 2011. Some things to note, again, we bought back 3.3 million shares in the quarter for $34.4 million, and year to date we’ve used $114 million for share and debt repurchases.

We used net about $53 million of cash for the purchase of BigBand and we generated $61 million of cash from operating activities. The elements of earnings which are cash-based were $31 million in the quarter, and we generated approximately $30 million of cash from working capital in the quarter.

Now as a reminder, our balance sheet now contains the balances we acquired from BigBand for accounts receivable, inventory, etc. So, simply taking the change in the items like inventory from Q3 to Q4 will not get you the impact on cash flow. To understand the working capital impacts, I refer you to our cash flow statement attached to the press release.

CapEx was approximately $4.4 million in the quarter, which was in line with our plans. And our balance sheet position is very strong with a net cash position including short and long-term marketable securities of approximately $329 million. The net position includes $232 million of 2% convertible notes due in late 2013.

All right, let’s move onto guidance and chart 18 please. At this point for the first quarter of 2012 we estimate that sales will be in a range of $285 million to $305 million and that non-GAAP EPS will be in a range of $0.13 to $0.17 per diluted share. And GAAP EPS will be in the range of $0.01 to $0.05 per diluted share.

A few comments on our guidance. We anticipate a less rich product mix in Q1. While our absolute CMTS revenues are expected to be about the same in Q1 as Q4, we expect the mix to include more hardware. And we’re also selling older 12-year blades at lower margins. Also, we anticipate lower MCS sales quarter over quarter, which too impacts the mix.

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FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

As I mentioned a moment ago, we expect operating expenses to increase quarter over quarter as we will have BigBand on for a full quarter, and we anticipate incurring higher payroll taxes on some variable pay. Overall, I estimate that the impact of the BigBand acquisition is about a $0.03 dilution on our non-GAAP results in the first quarter.

With respect to tax, we’re assuming a non-GAAP tax rate of about 34%. As you know, the R&D tax credit legislation has yet to be extended by Congress. This will have an impact of approximately $0.01 per share per quarter until it does, and hence it will drive our tax rate up until passed.

We do anticipate about $5 million of restructuring costs in Q1 as we continue to rationalize our cost structure post the close of BigBand. This of course is backed out in our non-GAAP guidance.

And lastly, we’re anticipating a diluted share count of approximately 119,000,000 shares in the first quarter. And as always, a reconciliation of our GAAP to non-GAAP guidance can be found on chart 19. And finally, we have included reconciliations of all of this on our press release.

Thanks and over to you Jim.

Jim Bauer - ARRIS Group, Inc. - IR

Thank you, Dave. With that, we would like to open up for questions and our answers. Charis, maybe you could come back online here and tell the participants how they might ask their questions.

QUESTIONS AND ANSWERS

Operator

(Operator instructions) James Kisner, Jefferies.

James Kisner - Jefferies - Analyst

So I don’t think I heard; did you guys disclose how much revenue you got for your Media Gateway this quarter?

Bob Stanzione - ARRIS Group, Inc. - Chairman and CEO

No, we did not and it is not our intention to do that regularly. So it is included in our CPE sales, which are included in our BCS segment.

James Kisner - Jefferies - Analyst

But would you — you guys have talked quite a bit about a goal of $100 million run rate. Can you tell us if you hit that or not?

Bob Stanzione - ARRIS Group, Inc. - Chairman and CEO

The sales of the Gateway in the fourth quarter were down a little bit from the third quarter, but we’re not going to disclose the specifics. We do expect, though, that we’ll meet that goal of $100 million or more this year based on what we just announced.

We’ve got a second — I mean a third and a fourth rollout that is scheduled for this quarter. As I said, WideOpenWest has begun their rollout just this morning and Buckeye Cable coming right behind them. We have two others coming right behind that that are unannounced and others that are in the wing. So, we’re pretty bullish on that.

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FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

As I’ve said before, the demand for us to meet or exceed those numbers is there. It’s a matter of our and our customers executing, and so far it looks like we will.

James Kisner - Jefferies - Analyst

Okay, that’s good. Related to this, I think you talked about having a portal service, like additional software content on this product, on the Media Gateway. And I know you don’t guide margins by product category, but would it be unreasonable to think that you could get 10 points of gross margin higher on that product line ultimately when you are at scale? Or is that just crazy? Or is there any comment you can give us at all?

Bob Stanzione - ARRIS Group, Inc. - Chairman and CEO

We’re clearly enduring some startup costs, but we’re starting to get some pretty good volume on the thing. So, margins will improve as time goes on.

James Kisner - Jefferies - Analyst

Okay. Final question and I will pass it on to someone else, I was curious; I believe BigBand had talked about recognizing some decent revenue on a telco (inaudible) IPTV platform with a major North American customer. Did any of that revenue hit? Was it a material impact to heritage BigBand results? And I will take that off- line. Thanks.

Bruce McClelland - ARRIS Group, Inc. - President of Broadband Communications

This is Bruce. The core products that are being sold into the telco space are advertising-related, and more of a traditional QAM product line. So I’m not sure which opportunity you are referring to, but those are kind of the core things that we’re focused on there today.

James Kisner - Jefferies - Analyst

The MSP2000.

Bruce McClelland - ARRIS Group, Inc. - President of Broadband Communications

Right. So that MSP platform, you know, is currently today doing advertising-related insertion. It’s a multifunctional platform that will do a variety of things going forward. Certainly things like video grooming and trends rating and things like that are all part of the portfolio. But that’s not what is deployed today in the telco space, at this point at least anyway.

James Kisner - Jefferies - Analyst

Okay, thanks guys.

Operator

William Stein, Credit Suisse.

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FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

William Stein - Credit Suisse - Analyst

First, I wanted to talk about the longer-term goals you’ve established, that 10% revenue growth and high teens EBITDA. It sounded like in your comments that you talked about those as being goals you can meet for this fiscal year. Is that right? And is the 10% revenue growth an organic view or is that all-in? And then I have a couple others.

Bob Stanzione - ARRIS Group, Inc. - Chairman and CEO

Well, at this point, I don’t want to give guidance for the year. We’ll give guidance one quarter at a time. However, I do believe those goals are achievable this year.

There is — we have visibility to enough opportunity out there that we believe we can meet those goals. I think we can exceed those goals with the addition of the BigBand. So I would say it is a combination of organic and acquisition, and we’re aiming at a number higher than that.

Nevertheless, we will see as the year goes on. As you know, the year usually starts out slow and picks up steam as we go. For the past 10 years the first quarter has been the lowest, with one exception, which was last year where the second quarter was pretty much flat with the first quarter. But other than that, 9 out of 10 times the momentum picks up as the year goes on. And from what we can see right now, that is going to be the case.

William Stein - Credit Suisse - Analyst

Great, and with regard to BigBand, you just had a small negative impact in the quarter. You are anticipating I think a $0.03 impact next quarter. How long do you anticipate BigBand to drag on earnings? Do you think it becomes a contributor to non-GAAP EPS in the following quarter? Or will it take longer than that?

Bob Stanzione - ARRIS Group, Inc. - Chairman and CEO

Dave, do you want to handle that?

Dave Potts - ARRIS Group, Inc. - EVP, CFO

Yes, so I guess break it into two pieces. On the expense front, I think we’ve made good progress and being able to rationalize the expense base and make good steps actually so far. And again we’re taking further steps in Q1 and Q2 to be able to do that, so I think we will come through there.

And then ultimately, it will just depend upon the revenues that we ultimately get. And so that’s more difficult to predict, but I think we’re making progress.

William Stein - Credit Suisse - Analyst

And one other quick one if I can, the nature of the write down in the MCS segment, is that more related to your position in the market relative to competitors? Or is this more about the opportunities in the market itself?

Bruce McClelland - ARRIS Group, Inc. - President of Broadband Communications

I think it was primarily focused on where we thought we would get a better return on investment. And so as we have shifted some of that investment to these other product lines, our view on the growth of that segment has changed versus what it was a year ago. But it’s (technical difficulty) looking at the ROI on where best to spend our dollars.

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FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

William Stein - Credit Suisse - Analyst

Okay, I will let someone else get in, thank you.

Operator

Rich Valera, Needham & Co.

Rich Valera - Needham & Co. - Analyst

Thank you. I just wanted to clarify what is included for BigBand in the revenue guidance you gave for the first quarter. One, I wondered if you would give a number for the total impact from BigBand, and two, are you including the deferred revenue on a pro forma basis as you did in the $285 million fourth quarter number.

Dave Potts - ARRIS Group, Inc. - EVP, CFO

The deferred revenue is included. It is a number that ultimately will be — it’s just under $2 million I believe that will ultimately show you next quarter. So it really is what they had on the books, so it’s statistically there.

We’re not really breaking out the revenues for the individual products. We’ re obviously chasing all of the opportunities we can in the first quarter.

Rich Valera - Needham & Co. - Analyst

I was wondering if you could give a sense of the impact of the change in your outlook for MCS, if you could give us any sense of what you were looking for and what you are looking for now in terms of growth rate for that business, that would be very helpful.

Bob Stanzione - ARRIS Group, Inc. - Chairman and CEO

I wasn’t prepared to answer that. I have to think a minute about that. Perhaps we could respond in a follow-up call.

We’re not abandoning MCS by any means, let me make that very clear.We’ve got growth opportunities, and I’ll point to a couple.

The WorkAssure product line has been very well received in both the domestic market as well as in Latin America, and we are gearing up for deployments — increases in deployments in that product line (technical difficulty) regions.

Our ad insertion business is doing quite well. And we expect that we’re going to do pretty well this year with ad insertion, given the advertising climate around the election year. So, those are just two of some of the bright spots in MCS.

So it is not a matter of our abandoning that business. We have VOD customers that we continue to support. We’ve done recently some new deployments on VOD.

So it’s a matter of — it’s not growing at the rate we thought was going to grow two or three years ago, but it is — it does have the prospect of growing and becoming more profitable. As a matter of fact, again this year we expect it to be more profitable than it was last. So it’s not at all a matter of our abandoning it.

We are reducing the resources and redeploying those over at the BCS, where we’ve got some pretty hot projects going on right now.

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FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

Dave Potts - ARRIS Group, Inc. - EVP, CFO

And if I could add to that, I think the near term probably isn’t that much different. It really — as we get into longer-term projections as we do these analyses, I think where we thought we would have much greater growth rates and over the years we’ve probably tempered those back, which reflects obviously we’re not putting as many R&D dollars in it.

So, we believe we will get better returns in the BCS piece. And just as we’ve gone through the business, I think we’ve concluded that the growth rates that we can get are probably not what we had thought a year ago.

Rich Valera - Needham & Co. - Analyst

And just one final question if I could in terms of trying to reconcile your thoughts, I guess, late last year that you could see 10% sort of organic growth this year with really the — just the ramp of the Moxi Gateway.

And now if we assume, for the sake of argument, that you are adding in $20 million per quarter from BigBand, at least in the first quarter it would look like that organic growth is kind of low single digits. So, just wondering if there’s anything that has changed in your outlook from one quarter ago relative to the organic growth potential of your business this year?

Bob Stanzione - ARRIS Group, Inc. - Chairman and CEO

No, I would say the answer is a quick no. I don’t think there is a change in our outlook for organic growth.

We are in that slow season of the year. We’ll see how it goes this year. We’re sticking by our goal of reaching that 10% topline growth, maybe a little bit more than that because of the addition of the BigBand MSP product.

We’ve got some work to do to get that product finished and out the door. So that will impact more later in the year. So, we’ll stand by the goal and I think that we have a good shot at it this year. But we’ll see as the year goes on.

Rich Valera - Needham & Co. - Analyst

Okay, thank you.

Operator

Jim Suva, Citi.

Jim Suva - Citi - Analyst

Thank you and Happy New Year’s to you and your team. As we look at that 10% goal and understanding that MCS, that there’s been some relocations and things like that based upon your analysis, can you let us know a little bit? Assuming that the 10% part of the MCS was there stronger, what is kind of picking up the slack? Or, from that transition, what areas now look like they’re going to be stronger to make up for a little bit of MCS softness?

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FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

Bob Stanzione - ARRIS Group, Inc. - Chairman and CEO

Again, I’m not saying MCS is not going to grow this year. And we never — I don’t think we ever projected that each segment was going to grow 10% year over year. But the strong areas, the Moxi program, the CPE program in general looks like it is going strong this year with the increase in the demand for DOCSIS 3.0 and wireless enabled devices in the home.

I mean all these — just this plethora of connected devices that are being sold right now are putting more and more WiFi traffic up on the network. And that’s an exciting prospect for us, because our customers are demanding more and more of these higher value CPE devices. So Moxi, CPE, and then CMTS, we’re expecting to have a pretty good year there for the same reason.

Bruce McClelland - ARRIS Group, Inc. - President of Broadband Communications

It sure seems like our customers are gaining ground against their competitors as well. And I think as they take more share, clearly we benefit from that.

Jim Suva - Citi - Analyst

Great. And then a quick follow-up, on the tax rate outlook, the increase, is that solely due to the non-extension of the R&D credit? Or is there anything else going on, say with the integration of the BigBand or the shift of domestic versus international sales, or something we should be aware of?

Dave Potts - ARRIS Group, Inc. - EVP, CFO

No, the vast majority of it, Jim, relates to the R&D tax credit. Remember the R&D tax credit is kind of an absolute number that we get in dollars. It doesn’t really flex up and down with rate.

So what I’m trying to do is build in that impact to rate. But using $0.01 per quarter is kind of the way to look at it until — I sure hope it has passed, as many other companies do. But until it has passed, it’s $0.01 a quarter that I think we’re facing.

Just (multiple speakers) on MCS, remember MCS is — what is it, maybe $70 million, $80 million of sales. It’s not a big mover in those numbers that you guys were talking about. So, I recognize your question, but it’s just not a big number.

Jim Suva - Citi - Analyst

Thank you and we are looking forward to 2012.

Operator

Larry Harris, CL King.

Larry Harris - CL King - Analyst

Questions in a couple of areas. First off, in terms of what sort of number might we be looking at in terms of quarterly or annual intangible amortization now that you have taken down the value, say, of MCS, but we now have BigBand on the balance sheet?

Dave Potts - ARRIS Group, Inc. - EVP, CFO

Yes, so we still are actually working through some of that, Larry, but I will give you a guesstimate of about $7 million a quarter for now.

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FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

Larry Harris - CL King - Analyst

Okay, thank you.

Dave Potts - ARRIS Group, Inc. - EVP, CFO

Again, we’re still doing valuation work on that, so it is possible when we file the K it could go up or down.

Larry Harris - CL King - Analyst

That’s good. And in terms of the Moxi Gateway, would I be correct in assuming that WideOpenWest is an over builder whereas Buckeye is an incumbent cable operator?

Bruce McClelland - ARRIS Group, Inc. - President of Broadband Communications

Yes, I think that is correct, Larry.Yes.

Larry Harris - CL King - Analyst

And as we look at some of the other customers that you haven’t identified, be they small, be they large, are they more over builders? Or you feel you’ve got a good mix of both over builders and incumbent cable operators?

Bruce McClelland - ARRIS Group, Inc. - President of Broadband Communications

Well I don’t think there’s that many over builders. So, I don’t know if I can comment either way. Clearly this is the right space to be in, whether it is large or small.

The operators are looking at these new architectures as they plan out the evolution of their home network strategy over the next several years. And as Bob mentioned, we’re seeing a surge or a growth in demand on our — I’ll call it standard gateways, right; voice and data, wireless gateways that they try and connect more devices in the home. As they launch multiple types of TV everywhere type of services, they are penetrating deeper into the home.

They really want to have control over that home network. So I think you have got that phenomenon coming from one end, driven by all these connected devices, and from the other end evolving their standard video offering to include more home networking and connections into all these other places. So, I think it’s across the board. Just about every operator out there is looking at different ways of getting at this.

Larry Harris - CL King - Analyst

So would you say you are seeing a good level or an increasing level of interest among the larger — midsized, larger operators? Could we see revenues from them this year or is that more of a 2013 type of opportunity?

Bruce McClelland - ARRIS Group, Inc. - President of Broadband Communications

I’ll answer the first question. I guess there is no question there’s increased interest in this sort of architecture with the larger operators at the tier 1 level. I won’t comment in particular on where the revenue comes from, but there’s plenty of activity.

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FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

Larry Harris - CL King - Analyst

And this could be both domestic and international?

Bruce McClelland - ARRIS Group, Inc. - President of Broadband Communications

Yes, although the requirements look different as you get into Europe with less coax in the home. The home networking technologies tend to be a broader variety of things being required. And I guess I would say the South American market, while there is interest, I think that will develop at a little slower pace than what we’re seeing in North American or European markets.

Larry Harris - CL King - Analyst

Would it be correct in assuming, this is my final question, that if you have maybe some flexibility in terms of if a particular operator says, all right, this is the viewing guide, this is the software we would like you to use, that you can adapt the Moxi to it? Would that be a correct statement?

Bruce McClelland - ARRIS Group, Inc. - President of Broadband Communications

Yes, absolutely. We’re not blocked in on one end-to-end solution only. I think you will see a variety of different solutions where we are integrating other people’s software and those sorts of things.

Larry Harris - CL King - Analyst

All right, thank you.

Operator

Simon Leopold, Morgan Keegan.

Unidentified Participant

This is (inaudible) for Simon Leopold. Just a couple of questions. First of all, looking back a number of years, business from Comcast in the fourth quarter has been historically strong. Was there any particular project or order that resulted in the lower revenue from Comcast this quarter?

Bob Stanzione - ARRIS Group, Inc. - Chairman and CEO

No, no particular reason. It kind of floats up and down as the quarters go by. I think our market share and our position there is as strong as it is ever been.

Unidentified Participant

Okay, great. And then also if you can give us an update on the E6000 CMTS edge router, you did say that you entered a customer lab last quarter. Are you on a field trial for the customer? And also are you currently engaged in additional lab trials with other customers for the same product?

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FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

Bruce McClelland - ARRIS Group, Inc. - President of Broadband Communications

Right. We were in a lab trial as well as a live field trial with the product and again in small-scale, more focused on operational readiness and understanding how to manage the product in the network. And there’s a series of milestones that we have this year to continue to test that larger scale with several lead customers as the year progresses, and leading up to formal deployment of the product within the next 12 months here.

Unidentified Participant

Okay, thank you very much.

Operator

(Operator Instructions) Jeff Kvaal, Barclays Capital.

Unidentified Participant

Hi everyone this is Sarah on behalf of Jeff. I just have two quick questions.You mentioned that the Moxi sales were down sequentially. Is it fair to assume that that was just timing related?

And then you had mentioned that your expectation for next year is still the same, but it is mostly dependent on expectation on your end. Can you just give some color on what type of expectation challenges you are facing or could face? And then just in terms of your CPE shipments, do you have any color on what share of the market is already deployed with DOCSIS 3.0? Thanks.

Bruce McClelland - ARRIS Group, Inc. - President of Broadband Communications

So, on the first question, I think what we saw is kind of expected that the initial ramp period takes — additional product is a surge of product at the front end to get product into all the warehouses, geographically distributed and into the trucks and those sorts of things. And once that is done, then you get back into a normal deployment mode. And given the smaller number of customers we started with last year, we saw that surge and it leveled out, and we think it grows from here.

We have tens of thousands of subscribers now up and running with the product and continue to grow every day. And as Bob mentioned, that is a complex product.We’re plowing new ground with the concept of merging voice, video and data and both the legacy video and IP video services, and have a continued program with customers to improve on the operations, improve on the troubleshooting techniques, all the basics and blocking and tackling of a new service of this complexity.

As far as the installed base percentage of DOCSIS 3.0, I don’t have a good number for you. I’m sure it’s more than 10% now given the quantity of product that has been shipped. But I don’t have a real accurate number for you.We’ll have to do some analysis on that.

Unidentified Participant

Okay, thanks guys. And just one clarification on the now OpEx guide for the first quarter; did you say $84 million to $86 million?

Dave Potts - ARRIS Group, Inc. - EVP, CFO

I did, yes.

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FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

Unidentified Participant

Great, thanks.

Operator

Blair King, Avondale Partners.

Blair King - Avondale Partners - Analyst

Thanks for taking the question. Just a quick question for you, Bruce, on the E6000, is it — do you think that the industry is geared toward requiring a certification wave through CableLabs for the deployment of the E6000? Or is it a situation where each vendor is just going to come to market with something that is their own specific product for the needs of that specific operator at the time?

Bruce McClelland - ARRIS Group, Inc. - President of Broadband Communications

I guess I don’t know for sure. Certainly the certification process is valuable exercise from an interoperability perspective, and maybe a bit of a safety net and an independent assessment of the RS characteristics of the product and those sorts of things. We do plan to work with CableLabs on testing the product here this year.

Whether a formal certification process (technical difficulty) the cycle is — I’m sure it’s not going to gate deployment (inaudible) that. But whether that is an element somewhere along the way this year, we will have to see.

Blair King - Avondale Partners - Analyst

That answers my question. Thanks Bruce.

Operator

[Alex Cokel, Warren Advisors].

Alex Cokel - Warren Advisors - Analyst

Thanks, guys. Can you quantify the inventory and receivables balance from BigBand as of year-end?

Dave Potts - ARRIS Group, Inc. - EVP, CFO

We would have to dig that out. We’ll do that and we will have to get it, and we will say it once we get the numbers on the call.

Alex Cokel - Warren Advisors - Analyst

Okay, perfect. And why have inventory turns slowed? And why are receivables turns increasing, or DSO increasing?

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FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

Dave Potts - ARRIS Group, Inc. - EVP, CFO

Well, sort of through the quarter on quarter they are more or less flat, I believe. But gosh, I think I’m actually okay with the level of both the DSOs that we have and the inventory which we have.

Bob Stanzione - ARRIS Group, Inc. - Chairman and CEO

I think the DSOs are in the low 50s, which is pretty good I think right now. And inventory turns are over 6. We did add the BigBand inventory at the end of the quarter, but we will take those other numbers out.

Dave Potts - ARRIS Group, Inc. - EVP, CFO

We do consciously carry a certain amount of inventory (technical difficulty) we can turn things quickly with customers, so there is a level where we don’t want to go below as well. (technical difficulty) (multiple speakers) Sort of the opening balances we brought on are about $5 million of receivables and about $7 million of inventory.

Alex Cokel - Warren Advisors - Analyst

And then is there any chance you could give that balance at 12/31?

Dave Potts - ARRIS Group, Inc. - EVP, CFO

No. That would not — we would not be able to get that for you. (multiple speakers) Actually, no, we couldn’t get that balance for you, very simply. (multiple speakers) Recognize everything is now integrated into our core systems.

Operator

And at this time there are no further questions in queue.

Bob Stanzione - ARRIS Group, Inc. - Chairman and CEO

Okay.With that, Jim?

Jim Bauer - ARRIS Group, Inc. - IR

Well, I want to thank you all for being on the call and thank you all for working with me over the years. And we’ll look forward to talking to you for the remainder of this month and welcome Bob Puccini on board. So again I think this concludes the call. Bob, any closing comments on your end?

Bob Stanzione - ARRIS Group, Inc. - Chairman and CEO

No, again, thank you Jim for your meritorious service over these many years. We’ll miss you.

And as far as the year goes, I think we’re off to a good start. We’re certainly doing better now than we were year ago. The fourth quarter was the best quarter of the past year.

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FEBRUARY 08, 2012 / 10:00 PM, ARRS - Q4 2011 ARRIS Group, Inc. Earnings Conference Call

I think this quarter is going to get us back on a growth trend, which is something we’ve been striving for and investing for over the past three years. So, we’ve weathered the recession pretty well and we look forward to putting that behind us and continuing our growth.Thank you for being on the call today and we’ll sign off.

Jim Bauer - ARRIS Group, Inc. - IR

Thank you and that ends the call for today. Thank you very much.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation.You may now disconnect. Have a wonderful day.

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